Exhibit 14.1

CTC MEDIA, INC.

Code of Business Conduct and Ethics

(As adopted on April 28, 2006)

This Code of Business Conduct and Ethics (this ‘‘Code’’) sets forth legal and ethical standards of conduct for directors, officers and employees of CTC Media, Inc., and, its direct and indirect subsidiaries (the ‘‘Company’’). This Code supersedes the Code of Business Conduct and Ethics adopted on April 28, 2005. This Code is intended to deter wrongdoing and to promote the conduct of all Company business in accordance with high standards of integrity and in compliance with all applicable laws and regulations. This Code applies to the Company and all of its subsidiaries and other business entities controlled by it wherever they may be located.

If you have any questions regarding this Code or its application to you in any situation, you should contact your supervisor or Corporate Counsel.

Compliance with Laws, Rules and Regulations

The Company requires that all employees, officers and directors comply with all laws, rules and regulations applicable to the Company wherever it does business. You are expected to use good judgment and common sense in seeking to comply with all applicable laws, rules and regulations and to ask for advice when you are uncertain about them.

If you become aware of the violation of any law, rule or regulation by the Company, whether by its officers, employees, directors, or any third party doing business on behalf of the Company, it is your responsibility to promptly report the matter to your supervisor or Corporate Counsel. While it is the Company’s desire to address matters internally, nothing in this Code should discourage you from reporting any illegal activity, including any violation of the U.S. securities laws, Russian or U.S. antitrust laws, or any other Russian, U.S. federal or state or other foreign law, rule or regulation, to the appropriate regulatory authority. Employees, officers and directors shall not discharge, demote, suspend, threaten, harass or in any other manner discriminate or retaliate against an employee because he or she reports any such violation, unless it is determined that the report was made with knowledge that it was false. This Code should not be construed to prohibit you from testifying, participating or otherwise assisting in any administrative, judicial or legislative proceeding or investigation.

Conflicts of Interest

Employees, officers and directors must act in the best interests of the Company. You should, where possible, refrain from engaging in any activity or having a personal interest that presents a ‘‘conflict of interest.’’ A conflict of interest occurs when your personal interest interferes, or appears to interfere, with the interests of the Company. A conflict of interest can arise whenever you, as an officer, director or employee, take action or have an interest that prevents you from performing your Company duties and responsibilities honestly, objectively and effectively.

For example:

•	No employee or officer shall perform services as a consultant, employee, officer, director, advisor or in any other capacity for, or have a financial interest in, a direct competitor of the Company, other than services performed at the request of the Company and other than a financial interest representing less than one percent (1%) of the outstanding shares of a company; and

•	No employee, officer or director shall use his or her position with the Company to influence a transaction with a business partner in which such person or any family member of such person has any personal interest, other than a financial interest representing less than one percent (1%) of the outstanding shares of a company.

In any event, it is your responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest to Corporate Counsel.

If you are a senior officer or director, you must comply with the Company’s Conflict of Interest Policy for Senior Officers and Directors and report any potential conflict of interest matter to the Board of Directors or a committee thereof, who shall be responsible for determining whether such transaction or relationship constitutes a conflict of interest.

Insider Trading

Employees, officers and directors who have material non-public information about the Company or other companies, including our business partners, as a result of their relationship with the Company are prohibited by law and Company policy from trading in securities of the Company or such other companies, as well as from communicating such information to others who might trade on the basis of that information. To help ensure that you do not engage in prohibited insider trading and avoid even the appearance of an improper transaction, the Company has adopted an Insider Trading Policy, a copy of which has been delivered to all directors, officers and employees.

If you are uncertain about the constraints on your purchase or sale of any Company securities or the securities of any other company that you are familiar with by virtue of your relationship with the Company, you should consult with Corporate Counsel before making any such purchase or sale.

Confidentiality

Employees, officers and directors must maintain the confidentiality of confidential information entrusted to them by the Company or other companies, including our business partners, except when disclosure is authorized by a supervisor or legally mandated. Unauthorized disclosure of any confidential information is prohibited. Additionally, employees should take appropriate precautions to ensure that confidential or sensitive business information, whether it is proprietary to the Company or another company, is not communicated within the Company except to employees who have a need to know such information to perform their responsibilities for the Company.

Third parties may ask you for information concerning the Company. Subject to the exceptions noted in the preceding paragraph, employees, officers and directors (other than the Company’s authorized spokespersons) must not discuss internal Company matters with, or disseminate internal Company information to, anyone outside the Company, except as required in the performance of their Company duties and after an appropriate confidentiality agreement is in place. This prohibition applies particularly to inquiries concerning the Company from the media, market professionals (such as securities analysts, institutional investors, investment advisers, brokers and dealers) and security holders. All responses to inquiries on behalf of the Company must be made only by the Company’s authorized spokespersons. If you receive any inquiries of this nature, you must decline to comment and refer the inquirer to your supervisor or one of the Company’s authorized spokespersons. The Company’s policies with respect to public disclosure of internal matters are described more fully in the Company’s Disclosure Policy, a copy of which has been delivered to all directors, officers and employees.

You also must abide by any lawful obligations that you have to any former employer. These obligations may include restrictions on the use and disclosure of confidential information, restrictions on the solicitation of former colleagues to work at the Company and non-competition obligations.

Honest and Ethical Conduct and Fair Dealing

Employees, officers and directors should endeavor to deal honestly, ethically and fairly with the Company’s business partners, competitors and employees. Statements regarding the Company’s business must not be untrue, misleading, deceptive or fraudulent. You must not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice.

Protection and Proper Use of Corporate Assets

Employees, officers and directors should seek to protect the Company’s assets. Theft, carelessness and waste have a direct impact on the Company’s financial performance. Employees, officers and directors must use the Company’s assets and services solely for legitimate business purposes of the Company and not for any personal benefit or the personal benefit of anyone else.

Employees, officers and directors must advance the Company’s legitimate interests when the opportunity to do so arises. You must not take for yourself personal opportunities that are discovered through your position with the Company or the use of property or information of the Company.

Gifts and Gratuities

The use of Company funds or assets for gifts, gratuities or other favors to employees or government officials is prohibited, except to the extent such gifts are in compliance with applicable law, insignificant in amount and not given in consideration or expectation of any action by the recipient. In no circumstance shall any employee, officer or director use Company funds to give a cash gift.

Employees, officers and directors must not accept, or permit any member of his or her immediate family to accept, any gifts, gratuities or other favors from any person doing or seeking to do business with the Company, other than items of insignificant value. Any gifts that are not of insignificant value should be returned immediately and reported to your supervisor. If immediate return is not practical, they should be given to the Company for charitable disposition or such other disposition as the Company, in its sole discretion, believes appropriate.

Common sense and moderation should prevail in business entertainment engaged in on behalf of the Company. Employees, officers and directors should provide, or accept, business entertainment to or from anyone doing business with the Company only if the entertainment is infrequent, modest and intended to serve legitimate business goals.

Bribes and Kickbacks

Bribes and kickbacks are criminal acts, strictly prohibited by law. You must not offer, give, solicit or receive any form of bribe or kickback anywhere in the world.

The U.S. Foreign Corrupt Practices Act (‘‘FCPA’’) makes it unlawful for U.S. citizens and employees of U.S. companies (such as CTC Media) to bribe foreign government officials, officials of non-U.S. political parties, and candidates for non-U.S. political offices in order to obtain or retain business.

The FCPA often presents challenges for U.S. companies that do business in places where bribery is commonplace. Therefore, it is essential to remember that your actions may be crimes under U.S. law even if non-U.S. persons or non-U.S. companies engage in similar conduct without consequence.

Under the FCPA, it is illegal to offer, pay, promise to pay, or authorize the payment of money or any thing of value to any non-U.S. official to obtain or retain business with, or direct business to, any person. This clearly includes influencing decisions that affect the ability to do business, such as tax decisions or whether discretionary or valuable licenses are issued. This prohibition also applies to non-U.S. political party officials and candidates for non-U.S. political office, and it applies to all types of payments and gifts, including cash and stock. Meals and entertainment provided to such persons must be reasonable and not lavish, proportional to the business purpose and directly related to the promotion or explanation of the business.

It is also illegal to make any payment with ‘‘knowledge’’ that all or part of the payment will then be offered or given directly or indirectly to any non-U.S. government official, party official, or political candidate. A person is deemed to have knowledge if available information suggests a high probability that the payment may be diverted. This means that you and the Company may be liable for payments to business partners of the Company which are then used as bribes.

Since you may be liable under the FCPA even without actual knowledge that a payment may be improperly used, it is important to watch out for ‘‘red flags’’ which suggest that a violation may be about to occur. Potential red flags include the following:

•	reputation of the business partner who is to receive a payment;

•	known relationships between the business partner and government officials;

•	payments in cash, to offshore accounts, or through third parties;

•	hiring a representative or agent with no expertise or experience in the area in which it will represent the Company;

•	refusal to provide written assurances against improper payments;

•	unusually high commissions; or

•	any other facts that may appear suspicious.

You should always check with the Company’s Corporate Counsel before making any payments or providing any type of gift or ‘‘perk’’ in a situation where you notice any ‘‘red flags.’’

A payment or promise of a payment is illegal under the FCPA if it is intended to cause the recipient to misuse his or her official position, even if the payment or promise does not succeed in obtaining favorable treatment.

Violations of the FCPA may result in severe penalties, against both you and the Company, including civil and criminal sanctions, and possible imprisonment.

Accuracy of Books and Records and Public Reports

Employees, officers and directors must honestly and accurately report all business transactions. You are responsible for the accuracy of your records and reports. Accurate information is essential to the Company’s ability to meet legal and regulatory obligations.

All Company books, records and accounts shall be maintained in accordance with all applicable regulations and standards and accurately reflect the true nature of the transactions they record. The financial statements of the Company shall conform to generally accepted accounting rules and the Company’s accounting policies. No undisclosed or unrecorded account or fund shall be established for any purpose. No false or misleading entries shall be made in the Company’s books or records for any reason, and no disbursement of corporate funds or other corporate property shall be made without adequate supporting documentation.

It is the policy of the Company to provide full, fair, accurate, timely and understandable disclosure in reports and documents filed with, or submitted to, the Securities and Exchange Commission (the ‘‘SEC’’) and in other public communications.

Concerns Regarding Accounting or Auditing Matters

Employees with concerns regarding questionable accounting or auditing matters or complaints regarding accounting, internal accounting controls or auditing matters may confidentially, and anonymously if they wish, submit such concerns or complaints in accordance with the Company’s Reporting Policy, a copy of which has been distributed to all employees, officers and directors.

Dealings with Independent Auditors

No employee, officer or director shall, directly or indirectly, make or cause to be made a materially false or misleading statement to an accountant in connection with (or omit to state, or cause another person to omit to state, any material fact necessary in order to make statements made, in light of the circumstances under which such statements were made, not misleading, to an accountant in connection with) any audit, review or examination of the Company’s financial statements or the preparation or filing of any document or report with the SEC. No employee, officer or director shall, directly or indirectly, take any action to coerce, manipulate, mislead or fraudulently influence any independent public or certified public accountant engaged in the performance of an audit or review of the Company’s financial statements.

Equal Opportunity Employer

The Company is an equal opportunity employer and has a positive commitment to the promotion of a policy of equal opportunity for all current and prospective employees. It is the Company’s policy to ensure that no job applicant or employee is discriminated against on the grounds of sex (including being a transsexual), sexual orientation, age, marital status, race, color, nationality, ethnic or racial or mental or physical disability in recruitment, training, promotion or any other matter relating to employment. All employees involved in the employment and management of staff will be responsible for ensuring that the policy is fairly and consistently applied within their areas of responsibility.

Compliance with Policy Against Sexual and Racial Harassment

The Company is committed to and supports the rights of all employees to work and function in an environment free of all forms of discrimination, such as sexual or racial harassment, bullying and intimidation. Sexual and racial harassment in any form is unacceptable, quite apart from the fact that it may constitute a breach of law. It is also improper and inappropriate behavior which is disruptive, lowers morale and interferes with work effectiveness. The Company will not tolerate such conduct. All employees will be expected to comply with this policy and take appropriate measures to ensure that such conduct does not occur. Disciplinary action, which may include dismissal for proven serious offences, will be taken against any employee who contravenes this policy.

Waivers of this Code of Business Conduct and Ethics

While some of the policies contained in this Code must be strictly adhered to and no exceptions can be allowed, in other cases exceptions may be possible. Any employee or officer who believes that an exception to any of these policies is appropriate in his or her case should first contact his or her immediate supervisor. If the supervisor agrees that an exception is appropriate, the approval of Corporate Counsel must be obtained. Corporate Counsel shall be responsible for maintaining a record of all requests for exceptions to any of these policies and the disposition of such requests.

Any senior officer or director who seeks an exception to any of these policies should contact the Board of Directors of the Company. Any waiver of this Code for executive officers or directors or any change to this Code that applies to executive officers or directors may be made only by the Board of Directors of the Company.

Reporting and Compliance Procedures

Every employee, officer and director has the responsibility to ask questions, seek guidance, report suspected violations and express concerns regarding compliance with this Code. Any employee, officer or director who knows or believes that any other employee or representative of the Company has engaged or is engaging in Company-related conduct that violates applicable law or this Code should report such information to his or her supervisor, to Corporate Counsel or to the Audit Committee of the Company’s Board of Directors in accordance with the Company’s Reporting Policy, a copy of which has been distributed to each employee, officer and director. You may report such conduct openly or anonymously without fear of retaliation. The Company will not discipline, discriminate against or retaliate against any employee who reports such conduct, unless it is determined that the report was made with knowledge that it was false, or who cooperates in any investigation or inquiry regarding such conduct.

Failure to comply with the standards outlined in this Code will result in disciplinary action including, but not limited to, reprimands, warnings, probation or suspension without pay, demotions, reductions in salary, discharge and restitution. Certain violations of this Code may require the Company to refer the matter to the appropriate governmental or regulatory authorities for investigation or prosecution. Moreover, any supervisor who directs or approves of any conduct in violation of this Code, or who has knowledge of such conduct and does not immediately report it, also will be subject to disciplinary action, up to and including discharge.

Dissemination and Amendment

This Code shall be distributed to each new employee, officer and director of the Company upon commencement of his or her employment or other relationship with the Company and shall also be distributed from time to time to each employee, officer and director of the Company, and each employee, officer and director shall be responsible for reading and understanding the Code and complying with its terms.

The Company reserves the right to amend, alter or terminate this Code at any time for any reason.

This document is not an employment contract between the Company and any of its employees, officers or directors.